Exhibit 99.1

NEWS RELEASE

Contacts:	Joseph A. Santangelo - Chief Financial Officer Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders
Revises Guidance for Fiscal Year 2007
Reports Results for First Quarter 2007

Bensalem, Pennsylvania, November 7, 2006:

Orleans Homebuilders, Inc. (ASE:OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Greensboro and Raleigh, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona.

Fiscal Year 2007 Guidance:

•                                          The Company revises its fiscal year ending June 30, 2007 guidance for Diluted Earnings per Share to $1.50 to $1.65 down from $1.78 to $1.98.

•                                          The Company revises its fiscal year ending June 30, 2007 guidance with respect to Revenue to $750 million to $780 million down from $835 million to $875 million.

Financial Highlights for the First Quarter Ended September 30, 2006:

•                                          Fiscal year 2007 first quarter residential property revenue increased 2% to $161,772,000 (363 homes) compared with $157,963,000 (424 homes) for the prior year period.

•                                          Fiscal year 2007 first quarter new orders decreased 55% to $117,763,000 (249 homes) compared with $261,349,000 (589 homes) for the prior year period.

•                                          Fiscal year 2007 first quarter net income decreased 50% to $3,899,000 ($0.21 per diluted share) compared to $7,778,000 ($0.41 per diluted share) for the prior year period.

•                                          Fiscal year 2007 first quarter EBITDA (1) decreased 36% to $10,206,000 compared with $15,930,000 for the prior year period.

•                                          The backlog at September 30, 2006 decreased 56% to $290,667,000 (601 homes) compared with $656,623,000 (1,571 homes) at September 30, 2005.

•                                          The Company controls approximately 16,300 building lots at September 30, 2006 compared to approximately 18,000 building lots at September 30, 2005.

•                                          The Company experienced a cancellation rate of approximately 32% for the quarter ended September 30, 2006 compared with a cancellation rate of approximately 17% for the quarter ended September 30, 2005.  Excluding the Company’s Florida operations, the Company experienced cancellation rates of approximately 18% and 14% for the quarters ended September 30, 2006 and 2005, respectively.

Outlook for Fiscal Year 2007

The unfavorable market conditions in the housing industry have continued to negatively impact the Company’s new order activity.   The major factors contributing to the unfavorable market conditions include increased new and resale home inventory levels primarily caused by speculators attempting to sell their homes and decreased consumer confidence as reluctant homebuyers delay their purchase decisions.  The Company believes that these market conditions will continue to have a negative impact on new orders and new order pricing in the near-term, thereby further reducing future revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions through the use of sales incentives to reduce speculative inventory levels, an emphasis on cost reductions to adjust for lower levels of production, and a continued focus on evaluating the profitability of the Company’s lots under option.

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results on Wednesday, November 8, 2006, at 10:00 a.m. Eastern Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three months ended September 30, 2006 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums. The Company serves a broad customer base including luxury, move-up, empty nester, active adult, and first-time homebuyers. The Company currently operates in the following fourteen distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Orlando, Palm Coast and Palm Bay, Florida; Chicago, Illinois; and Phoenix, Arizona.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com

(1)Reconciliation of EBITDA to net income

	Three Months Ended 9/30/06	Three Months Ended 9/30/05
EBITDA	$10,206,000	$15,930,000
Income tax expense	2,458,000	5,622,000
Interest	3,507,000	2,219,000
Depreciation and Amortization	342,000	311,000
Net income	$3,899,000	$7,778,000

(1)          Pursuant to the requirements of Regulation G, we have provided a reconciliation of EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  EBITDA represents net earnings before interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes EBITDA provides a meaningful measure of operating performance.

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, revenues, sales, operating results, financial resources, pace of sales, industry outlook, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report of Form 10-K for the fiscal year ended June 30, 2006 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2006	2005
Earned revenues
Residential properties	$161,772	$157,963
Land sales and other income	3,330	1,678
	165,102	159,641
Costs and expenses
Residential properties	131,313	123,285
Land sales and other expense	2,373	1,609
Selling, general and administrative	25,059	21,347
	158,745	146,241

Income from operations before income taxes	6,357	13,400
Income tax expense	2,458	5,622

Net income	$3,899	$7,778

Earnings per share:
Basic	$0.21	$0.42
Diluted	$0.21	$0.41

Weighted average number of shares:
Basic	18,363	18,546
Diluted	18,673	18,893

Orleans Homebuilders, Inc

Summary of Deliveries and New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	September 30,
	2006	2005
DELIVERIES
Northern Region (NJ, NY, PA)
Homes	96	137
Dollars	$48,591	$59,053
Average Sales Price	$506	$431

Southern region (NC, SC, VA)
Homes	155	156
Dollars	$73,693	$59,800
Average Sales Price	$475	$383

Florida region (FL)
Homes	64	79
Dollars	$18,177	$17,879
Average Sales Price	$284	$226

Midwestern region (IL)
Homes	48	52
Dollars	$21,311	$21,231
Average Sales Price	$444	$408

Total
Homes	363	424
Dollars	$161,772	$157,963
Average Sales Price	$446	$373

NEW ORDERS
Northern Region (NJ, NY, PA)
Homes	115	176
Dollars	$55,492	$92,164
Average Sales Price	$483	$524

Southern region (NC, SC, VA)
Homes	94	258
Dollars	$47,670	$113,660
Average Sales Price	$507	$441

Florida region (FL)
Homes	2	100
Dollars	$(1,878)	$32,039
Average Sales Price	$(939)	$320

Midwestern region (IL)
Homes	38	55
Dollars	$16,479	$23,486
Average Sales Price	$434	$427

Total
Homes	249	589
Dollars	$117,763	$261,349
Average Sales Price	$473	$444

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At September 30, 2006	At September 30, 2005
BACKLOG
Northern Region (NJ, NY, PA)
Homes	213	574
Dollars	$107,424	$283,632
Average Sales Price	$504	$494

Southern region (NC, SC, VA)
Homes	241	475
Dollars	$127,621	$212,151
Average Sales Price	$530	$447

Florida region (FL)
Homes	76	380
Dollars	$23,116	$100,362
Average Sales Price	$304	$264

Midwestern region (IL)
Homes	71	142
Dollars	$32,506	$60,478
Average Sales Price	$458	$426

Total
Homes	601	1,571
Dollars	$290,667	$656,623
Average Sales Price	$484	$418

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

	September 30,
	2006	June 30,
	(Unaudited)	2006

Cash and cash equivalents	$9,276	$15,964
Restricted cash - due from title company	9,892	25,304
Residential properties	281,325	272,068
Land and improvements	588,764	544,574
Inventory not owned	89,448	117,073
Land deposits and costs of future developments	22,687	26,862
Total assets	1,057,707	1,060,503
Obligations related to inventory not owned	78,081	103,636
Mortgage and other note obligations	479,114	422,608
Subordinated notes	105,000	105,000
Other notes payable	5,870	5,885
Shareholders’ equity	295,873	291,942

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